Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 30, 2009, accompanying the consolidated financial statements and schedule included in the Annual Report of American Dairy, Inc. and Subsidiaries on Form 10-K for the years ended December 31, 2007, December 31, 2006 and December 31, 2005 as well as our report on internal control over financial reporting for the year ended December 31, 2007.  We hereby consent to the incorporation by reference of said reports in the Registration Statement of American Dairy, Inc. on Form S-8 (File No. 33-123932), effective April 7, 2005.

/s/ GRANT THORNTON

Hong Kong
April 14, 2009